Exhibit 35.4

OFFICER'S CERTIFICATE
REGARDING ANNUAL STATEMENT OF COMPLIANCE

Morgan Stanley ABS Capital I Inc. Trust 2006-HE6
Mortgage Pass-Through Certificates, Series 2006-HE6

I, Kevin Cloyd, hereby certify that I am a duly appointed Executive Vice President of New Century Mortgage Corporation (the "Company"), and further certify as follows:

1. This certification is being made pursuant to the terms of the Pooling and Servicing Agreement, dated as of June 1, 2006 (the "Pooling and Servicing
Agreement"), among Morgan Stanley ABS Capital I Inc., as depositor,
Countrywide Home Loans Servicing LP, as servicer, the Company, as servicer,
NC Capital Corporation, as responsible party, WMC Mortgage Corp., as responsible party, Decision One Mortgage Company, LLC, as responsible party, Deutsche Bank National Trust Company, as trustee, Wells Fargo Bank, National Association, as custodian, and LaSalle Bank National Association, as custodian.

2. I have reviewed the activities of the Company during the preceding year and the Company's performance under the Pooling and Servicing Agreement and to the best of my knowledge, based on such review, the Company has fulfilled all of its obligations under the Pooling and Servicing Agreement throughout the year.

Capitalized terms not otherwise defined herein have the meanings set forth in the Pooling and Servicing Agreement.


Dated: May 10, 2007

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IN WITNESS WHEREOF, the undersigned has executed this Certificate as of May 10, 2007.

By:  /s/ Kevin Cloyd
Name:  Kevin Cloyd
Title:  Executive Vice President

I, Kevin Dwyer, an Assistant Secretary of the Company, hereby certify that Kevin Cloyd is a duly elected, qualified, and acting Executive Vice President of the Company and that the signature appearing above is his genuine signature.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of May 10, 2007.


By:  /s/ Kevin Dwyer
Name:  Kevin Dwyer
Title:  Assistant Secretary